UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2010

Vertro, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

143 Varick Street
New York, New York 10013	33907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2010 (the “Closing Date”), Vertro, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Red Oak Fund, LP (“Red Oak”) and Pinnacle Fund, LLLP (“Pinnacle” and, collectively with Red Oak, the “Purchasers”), pursuant to which the Company sold to the Purchasers an aggregate of 657,895 shares of its common stock, $0.001 par value per share (the “Shares”), for an aggregate purchase price of $250,000 (the “Private Placement”).

The issuance of securities pursuant to the Private Placement is a private placement to “accredited investors” (as that term is defined under Rule 501 of Regulation D), and is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance upon Section 4(2) of the Securities Act and Regulation D Rule 506, as a transaction by an issuer not involving a public offering.

The Company is obligated to use best efforts to file a registration statement covering the resale of the Shares issued to the Purchasers within 45 days of the Closing Date.  In addition, such registration statement must generally be declared effective within 120 days of the Closing Date.  In the event such registration statement is not declared effective by such deadline, the Company may be liable to the Purchasers for liquidated damages as more specifically set forth in the Agreement.

The foregoing is a summary of the Agreement, is not complete, and is qualified in its entirety by reference to the full text of the Agreement, which is attached as an exhibit to this Current Report on Form 8-K. Readers should review the Agreement for a complete understanding of the terms and conditions associated with the Agreement. The provisions of the Agreement, including without limitation the representations and warranties contained therein, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 10, 2010, the Company held its 2010 annual meeting of stockholders.  The following directors were elected at the meeting according to the vote tabulation described below:

Director	Votes For	Votes Withheld	Non Votes
Peter A. Corrao	16,155,358	231,589	11,030,846
Dr. Adele Goldberg	15,942,207	444,740	11,030,846
Lee S. Simonson	15,942,207	444,740	11,030,846
Joseph P. Durrett	16,156,458	230,489	11,030,846
Gerald W. Hepp	15,585,126	501,821	11,030,846
Lawrence Weber	16,133,279	253,668	11,030,846

Also at the 2010 annual meeting of shareholders, the stockholders approved a resolution to authorize the Board of Directors, in its sole and absolute discretion without further action of the stockholders, to amend the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, $0.001 par value per share, at a ratio of between 1-for-2 and 1-for-5 at any time prior to December 31, 2010:

	Votes For	Votes Against	Abstain	Non Votes
Stockholder Resolution for Reverse Stock Split	25,336,059	1,352,642	729,092	0

Item 8.01	Other Events.

As previously disclosed, on February 16, 2010, a NASDAQ Listing Qualifications Panel ( the “Panel”), following a hearing, determined to continue the Company’s listing on The NASDAQ Stock Market.  The Panel’s decision was subject to the condition that, among other things, the Company demonstrate compliance with the $2.5 million stockholders’ equity requirement for continued listing (the “Stockholders’ Equity Requirement”) on or before June 14, 2010.   As reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, stockholders’ equity was $2,283,000.  Based on the Company’s gains from operations in the current quarter, and the execution of a $0.25 million Stock Purchase Agreement between the Company and Red Oak Fund, LP and Pinnacle Fund LLLP, the Company believes that its stockholders’ equity now exceeds the minimum $2.5 million requirement.  Accordingly, the Company believes that it has satisfied the stockholders’ equity condition set forth in the Panel’s February 16, 2010, decision and that it now complies with the Stockholders’ Equity Requirement.

The Company is awaiting confirmation from NASDAQ that it has regained compliance with the Stockholders’ Equity Requirement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated June 14, 2010, by and among the Company, Red Oak Fund, LP and Pinnacle Fund, LLLP .

99.1*	Press Release, dated June 14, 2010, entitled “Vertro, Inc. Provides Update on NASDAQ Compliance Status.”

*  Furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertro, Inc.

Date: June 14, 2010	By:	/s/ James G. Gallagher
James G. Gallagher
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated June 14, 2010, by and among the Company, Red Oak Fund, LP and Pinnacle Fund, LLLP .

99.1*	Press Release, dated June 14, 2010, entitled “Vertro, Inc. Provides Update on NASDAQ Compliance Status.”

*  Furnished with this report.